EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement on Forms S-8, S-3 and S-1 (No. 333-262353, No. 333-281721, No. 333-278585, and No. 333-259457) of our report dated March 31, 2025 relating to the financial statements of FGI Industries Ltd. appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Marcum LLP

Marcum LLP
Melville, NY
March 31, 2025